UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

METTLER-TOLEDO INTERNATIONAL INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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No Fee Required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

Mettler-Toledo International Inc.
Im Langacher 44 8606 Greifensee Switzerland	1900 Polaris Parkway Columbus, Ohio 43240 USA
March 15, 2022
Dear Fellow Shareholder:
You are cordially invited to attend the 2022 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held on Thursday, May 5, 2022, at 8:00 a.m. Please see the Secretary’s notice of the meeting and the proxy statement which appear on the following pages for more details and a description of the matters to be acted upon at the meeting.
We have distributed a Notice of Internet Availability of Proxy Materials instead of delivering paper copies to shareholders who have elected to receive such notice. The notice provides information about accessing the proxy materials online and describes the voting methods available to all shareholders. Shareholders receiving the notice will also have the opportunity to request a paper copy of the proxy materials through the instructions provided. Any shareholders that do not receive the notice will receive a paper copy of all proxy materials through the mail. To change the way you receive proxy statements in the future please make a request in the appropriate space on the proxy card.
Please sign and return your proxy as soon as possible so that your vote will be counted. You may also vote over the Internet or by telephone by following the instructions on your proxy card.
Sincerely yours,
Robert F. Spoerry
Board Chair

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Mettler-Toledo International Inc.

Notice to Shareholders of Annual Meeting

Date and Time:	8:00 a.m. on Thursday, May 5, 2022
Place:	Fried, Frank, Harris, Shriver & Jacobson LLP, 375 Park Avenue, New York, New York
Items of Business:
1.
To elect eight directors

2.
To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm

3.
Advisory vote to approve executive compensation

4.
To transact any other business properly brought before the meeting

Who Can Vote:	Only shareholders of record at the close of trading on March 7, 2022 are entitled to vote at the Annual Meeting.
Annual Report:	A copy of our 2021 Annual Report is enclosed
Date of Mailing:	On or about March 15, 2022
By order of the Board of Directors
Michelle M. Roe
General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 5, 2022: This proxy statement and our 2021 Annual Report are available at the Internet address set out on your proxy card.

Whether or not you plan to attend this Annual Meeting, please complete the enclosed proxy card and promptly return it in the accompanying envelope. You may also vote over the Internet or by telephone by following the instructions on your proxy card.

This proxy statement is furnished in connection with the solicitation of proxies by Mettler-Toledo International Inc. on behalf of the Board of Directors for the 2022 Annual Meeting of Shareholders.

We intend to hold our annual meeting in person. However, we are actively monitoring the COVID-19 pandemic and as part of our precautions we are planning for the possibility of a virtual meeting format. In the event it is not possible or advisable to hold our annual meeting in person, we will publicly announce any changes, including how to participate in the meeting, by press release and a filing with the SEC as soon as practicable prior to the meeting. The health and well-being of our shareholders and employees is very important to us. We will continue to monitor this situation, and we encourage you to vote your shares prior to the annual meeting.

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ABOUT THE MEETING AND VOTING

Proposals to be Voted On
Shareholders will vote on the following proposals at the meeting. The board has not received proper notice of, and is not aware of, any additional business to be transacted at the meeting other than as indicated below.
Proposals
1.
The election of eight directors for one-year terms

2.
The ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm

3.
Advisory vote to approve executive compensation

We know of no other matter to be brought before the annual meeting. If other matters requiring a vote of the shareholders come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to those matters in accordance with their reasonable judgment.
Shareholders Entitled to Vote
Each share of common stock outstanding as of the close of business on March 7, 2022 (the “record date”) is entitled to one vote at the annual meeting on each matter properly brought before the meeting. As of the record date, 22,735,590 shares of common stock were outstanding.
A quorum needs to be present at the meeting in order to hold the meeting. A quorum is a majority of the company’s outstanding shares of common stock as of the record date. Your shares are counted as present at the meeting if you attend the meeting and vote in person, vote by Internet, vote by telephone, or properly return a proxy card by mail.
If you do not provide a proxy or vote the shares yourself, your shares will not be voted. Proxies that are signed and returned but do not contain instructions will be voted “FOR” proposals one, two, and three.
How to Vote
BY PROXY — You may vote your shares by proxy. If you vote your shares by proxy, you are legally designating another person to vote your shares in accordance with your instructions. To vote by proxy, complete, sign, and return the enclosed proxy card by mail as described on your proxy card. Alternatively, you may vote over the Internet or by telephone by following the instructions on your proxy card.
AT THE MEETING — You may vote your shares by attending the meeting and voting your shares in person. The meeting is being held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP at the address indicated in the Notice to Shareholders.
Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. This will enable us to receive votes in advance of the meeting to ensure that a quorum is present for the meeting. If you vote by proxy and subsequently decide to change your vote, you may revoke your proxy at any time before the polls close at the meeting. However, you may only do this by signing another proxy with a later date, completing a written notice of revocation and returning it to the address on the proxy card before the meeting, or voting in person at the meeting.
Vote Tabulation; Voting Results
The company appoints an independent inspector of election, who also tabulates the voting results. The meeting’s voting results will be disclosed promptly following the meeting in a Form 8-K filed with the Securities and Exchange Commission.

ABOUT THE MEETING AND VOTING

Abstentions and Broker Non-Votes
Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. However, abstentions and “broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in any calculation of votes cast, but will have the effect of a negative vote if an item requires the approval of a majority of a quorum or of a specified proportion of all issued and outstanding shares. Brokers holding shares of record for customers are generally not entitled to vote on “non-routine” matters unless they receive voting instructions from their customers. A “broker non-vote” occurs when a broker does not receive such instructions.
The only routine matter presented to the shareholders at the annual meeting is the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm. As a result, if you do not vote your shares, your broker has the authority to vote on your behalf with respect to that proposal but not on any other matter presented to shareholders.

PROPOSAL ONE:
ELECTION OF DIRECTORS

The nominees for the Board of Directors are listed below. If elected, each nominee will hold office until next year’s annual meeting of shareholders and until their successors have been duly elected and qualified. All nominees are currently directors. The Board of Directors has no reason to believe any nominee would be unable or unwilling to serve if elected. In the event a nominee is unable to serve, the persons designated as proxyholders for the company will vote for the remaining nominees and for such other persons the Board of Directors may nominate.
A director is elected if a majority of the votes cast with respect to the director are voted “FOR.” However, if the number of nominees exceeds the number of directors to be elected, a director is elected by the affirmative vote of a plurality of the votes cast. Votes cast shall include votes for or against a director. An abstention shall not count as a vote cast with respect to a director. If a majority fails to reelect an incumbent director when a majority vote is required, he or she shall continue to serve until the next annual meeting and until his or her successor is duly elected; or until the Board of Directors accepts his or her resignation, which the director must tender, or removes him or her, if earlier. If the Board of Directors accepts an incumbent director’s resignation, or if a non-incumbent nominee for director is not elected, the Board of Directors, in its sole discretion, may fill any resulting vacancy, or may decrease the size of the Board of Directors, in each case pursuant to the provisions of Sections 1 and 2 of Article II of the company’s by-laws.
Qualifications of Director Nominees
The members of our Board of Directors have had diverse backgrounds and experiences during the course of their careers. These individual backgrounds and experiences better enable the board to perform its duties.
Wah-Hui Chu is 70 years old and has been a director since January 2007. He serves on the Audit and Nominating & Corporate Governance Committees. He has a Master’s in Business Administration from Roosevelt University. He is a member of the Board and Compensation and Nomination & Governance Committees of the SIX listed SIG Combibloc Group AG, and since August 2018 is the Co-Founder and Chair of iBridge TT International Limited, a Hong Kong based private company.
In 2013, Mr. Chu served as Chief Executive Officer of Tingyi Asahi Beverages, the largest soft drink company in China with over $6 billion in revenue, and was its Executive Director until February 2014. He served as a Director of Beijing-based sportswear company Li Ning Company Limited from July 2007 through December 2012; and was Executive Director and Chief Executive Officer of Next Media Limited, the leading publicly traded media company in Hong Kong that focuses on the greater China region, from October 2008 to October 2011.
Mr. Chu spent many years as an executive at PepsiCo, serving as: non-executive Chair of PepsiCo International’s Asia Region from April 2007 to April 2008; and President of PepsiCo International — China Beverages Business Unit from March 1998 to March 2007, as well as Chair of PepsiCo Investment (China) Limited from January 1999 to March 2007 and again from March 2012 to December 2013.
Mr. Chu has extensive professional experience in management positions at leading U.S. companies’ Asian businesses, having spent a substantial majority of his time since 1980 in Asia with Quaker Oats Company, H.J. Heinz Company, Whirlpool Corporation, Monsanto Company, and PepsiCo. We have significant operations in Asia and are making significant investments in Asia, particularly China, and a person with Mr. Chu’s background provides valuable assistance and insight to our company.
Domitille Doat-Le Bigot is 49 years old and has been a director since February 2020. She serves on the Nominating & Corporate Governance Committee. She has a Master’s in Business Administration from the ESSEC Business School and the Melbourne Business School. She has been Chief Digital Officer at Eurazeo, one of Europe’s leading private equity companies, since April 2021. She is currently a member of the Advisory Digital Board at Carlsberg Group and until 2020 was a member of its Board.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Prior to her current position, Ms. Doat-Le Bigot served as Chief Digital Officer at Danone from 2016 to 2021, and from 2014 to 2016 she served as Deputy General Manager and Head of Technology and Data in Shanghai and Paris at Fred & Farid Group, an international independent digital agency. Prior to 2014 she served in creative management and digital production and design positions at Cisco and Ubisoft Entertainment.
Ms. Doat-Le Bigot has extensive professional experience in digital strategies and transformation, working for a wide range of companies across four continents. We benefit from her subject matter expertise with data-driven, interactive strategies, and her broad international experience.
Olivier A. Filliol is 55 years old and has been a director since January 2009. He has a Master’s (lic. oec.) and Ph.D. (Dr. oec.) in Business Administration from the University of St. Gallen, Switzerland, and has completed executive education at the Business School of Stanford University. He served as President and Chief Executive Officer of the company from January 1, 2008 through March 31, 2021 and continues to support the company in marketing and other organizational matters. Mr. Filliol is a member, since March 2020, of the Board of Directors of Givaudan S.A., a company listed on the SIX Swiss Exchange, and he serves on their Audit Committee and Innovation Committee.
Prior to his role as President and Chief Executive Officer with the company, Mr. Filliol served the company as: Head of Global Sales, Service and Marketing from April 2004 to December 2007; Head of Process Analytics from June 1999 to December 2007; and General Manager of the U.S. checkweighing operations from June 1998 to June 1999. Prior to joining the company, Mr. Filliol was a Strategy Consultant with the international consulting firm Bain & Company working in the Geneva, Paris, and Sydney offices.
Mr. Filliol has broad experience across many of the company’s businesses. He led one of the company’s divisions over an eight-year period and he was the principal architect behind the company’s growth initiative in sales and marketing. He has particular strengths in both strategy development and execution. As a former President and CEO of the company, Mr. Filliol also brings the board necessary insights into understanding the global operations of the company and its industries.
Elisha W. Finney is 60 years old and has been a director since November 2017. She serves as Chair of the Audit Committee. She has a Bachelor’s of Business Administration in Risk Management and Insurance from the University of Georgia, and a Master’s in Business Administration from Golden Gate University.
Ms. Finney is a Director and the Chair of the Audit Committees of NanoString Technologies, Inc. and ICU Medical, Inc. She previously was a Director of Cutera, Inc. until June 2019 and iRobot Corporation until November 2021.
Ms. Finney was the Chief Financial Officer of Varian Medical Systems Inc. from 1999 until her retirement in June 2017. She joined Varian in 1988 and served in a variety of finance roles prior to her appointment as CFO.
Ms. Finney is an experienced CFO. Under her financial leadership, Varian achieved and sustained decades-long growth in revenues and profitability. She also has significant leadership and corporate governance experience from her time at Varian, and her service on other boards of directors.
Richard Francis is 53 years old and has been a director since May 2016. He serves on the Compensation Committee. He has a Bachelor of Arts in Economics from the Manchester Metropolitan University. He is Chief Executive Officer of Purespring Therapeutics, a kidney-focused AAV gene therapy company, since February 2021, and spends part of his time as a Partner at Syncona Investment Management Limited.
From 2014 until March 2019, Mr. Francis was Division Head and Chief Executive Officer of Sandoz, the Generics Division of Novartis, and was a member of the Executive Committee of Novartis. Prior to that, Mr. Francis spent 13 years at Biogen Idec, where he held various global and country leadership positions. Immediately prior to leaving Biogen in 2014, Mr. Francis was Senior Vice President of their US commercial organization. From 1998 to 2001, he held various marketing roles at Sanofi.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Mr. Francis has in-depth knowledge of the generics, pharmaceutical, and biotechnology industry sectors, which are important market segments for the company. He also has significant leadership and international expertise and will provide useful insights to our global organization.
Michael A. Kelly is 65 years old and has been a director since July 2008. He serves on the Audit and Compensation Committees. He has completed executive education at The Wharton School of the University of Pennsylvania. He is a Director of HERC Holdings Inc., where he is Chair of the Compensation Committee.
Mr. Kelly spent many years as an executive at 3M Company, serving as Executive Vice President of the Electronics and Energy Business from October 2012 to January 2016, and Executive Vice President of the Display and Graphics Business from October 2006 to October 2012. He served in various management positions in the U.S., Singapore, Korea, and Germany since he joined 3M in 1981.
In his role as the Executive Vice President of 3M’s Electronics and Energy Business, Mr. Kelly had global responsibility for all operational and strategic elements of a $6 billion business, including the Electronic Materials, Electrical Markets, Communications Markets, Renewable Energy, and Display Materials Systems Businesses of 3M. Mr. Kelly’s business also encompassed all film manufacturing for 3M. As a result of running this complex and highly technical set of global businesses, Mr. Kelly has experience in several topics relevant to the company, including strategic planning, restructuring, shifting business focus to emerging markets, and operational matters generally.
Thomas P. Salice is 62 years old and has been a director since October 1996. He serves as Chair of the Compensation and Nominating & Corporate Governance Committees. He has a Master’s in Business Administration from Harvard University. Mr. Salice is a co-founder, principal, and Managing Member of SFW Capital Partners, LLC, a private equity firm. He is a Director of Waters Corporation and the privately-held companies Caron Products and Services Inc., Filtec, Ltd., Gerson Lehrman Group, Inc., Micromeritics Instrument Corporation, and Pion Inc.
Mr. Salice has been a Managing Member of SFW Capital Partners since January 2005. From June 1989 to December 2004, he served in a variety of capacities with AEA Investors, Inc., including Managing Director, President and Chief Executive Officer, and Vice-Chair.
Mr. Salice has more than 30 years private equity experience, including as an investor in the analytical tools sectors and related service businesses, which has given him extensive operational, industry, and strategic knowledge in key company business areas. Mr. Salice led the team at AEA Investors in the acquisition of the company in 1996 and has served on the board since that time. Mr. Salice has in-depth experience in strategic planning, corporate finance, investor relations, mergers and acquisitions, and other areas that are relevant to the board.
Robert F. Spoerry is 66 years old and has been a director since October 1996. He has served as Chair of the Board of Directors of the company since May 1998. He has a Master’s in Mechanical Engineering from the Federal Institute of Technology in Zurich, Switzerland, and a Master of Business Administration from the University of Chicago.
Mr. Spoerry was President and Chief Executive Officer of the company from 1993 to 2007 and served as its Executive Chair in 2008, and has been its non-executive Chair since 2009. Mr. Spoerry is also a Director of Bystronic AG (formerly known as Conzzeta Holding AG), where he serves on the Human Resources Committee, and also Sonova Holding AG, where he serves as Chair, since March 2011.
As a former President and CEO of the company, Mr. Spoerry has long-standing experience in the global precision instrument industry and a deep knowledge of the company, including its organization, products, markets, customers, and competitors. He has a strong technical background and experience with innovation-driven companies. Mr. Spoerry has broad international experience across industries and businesses relevant to the company, including by virtue of his service on several other boards of directors.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Mr. Spoerry’s deep understanding of the company, its markets, customers, and competitors, which was developed over more than 35 years of service, is a unique and valuable qualification that we believe provides a substantial benefit to the company and its shareholders.
The Board of Directors recommends that you vote FOR the election of each of the directors listed above. Proxies will be voted “FOR” each nominee unless otherwise specified in the proxy.

BOARD OF DIRECTORS — GENERAL INFORMATION

Board Structure; Board Leadership Structure
The company’s by-laws require the Board of Directors to consist of between five and ten directors. As of the annual meeting, the number of directors will be fixed at eight, consisting of Mr. Filliol, who was the company’s President and CEO until the end of March 2021, an independent, non-executive Board Chair, and six other independent directors. Each director holds a one-year term until the next annual meeting of shareholders. The board has three committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee.
The primary tasks of the board include oversight of the company’s strategy and governance matters, review of the company’s financial matters, and evaluation of how the company executes against targets. Management’s tasks include setting strategy and running the company’s operations. The Board Chair functions as an important liaison between management and the board, helping ensure the board fulfills its oversight responsibilities.
Though the Board Chair is independent, because he is a former CEO of the company, the board has also established a lead independent director (the Presiding Director) who oversees executive sessions of the other independent directors and all meetings of directors at which the Board Chair is not present. Mr. Salice currently serves as the Presiding Director.
Corporate Governance Highlights; Corporate Governance Guidelines
We recognize the importance of a good framework for sound, long-term oriented governance. We generally align our corporate governance with the best practice principles set out in the Commonsense Principles of Corporate Governance (Commonsense Principles 2.0). We highlight our following best practices with regard to governance:

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87.5% of the board is independent

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Presiding Director as independent lead director

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Separate Non-Executive Board Chair and CEO roles

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Independent Audit, Compensation, and Nominating & Corporate Governance Committees

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Regular executive sessions of independent directors

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Annual board and committee self-evaluation

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Policy limiting directorships

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Proxy access

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Annual director elections

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Mandatory director retirement at age 72

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Regular director refreshment

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Majority voting in uncontested elections

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No poison pill in effect

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Stock ownership guidelines for directors

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Multiple avenues for shareholders to communicate with the board

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Board oversight of strong ethics program and annual publication of Corporate Responsibility Report

The board has established corporate governance guidelines that contribute to the overall operating framework of the board and the company. These guidelines cover topics including director qualifications, the director nomination process, the responsibilities of directors (including with respect to leadership development and management succession), meetings of non-management directors, and director compensation. The guidelines are available on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance” and are available in print to any shareholder who requests them. Shareholders may request copies free of charge from Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA, telephone +1 614 438 4748.

BOARD OF DIRECTORS — GENERAL INFORMATION

Responsibility of the Board of Directors in Risk Oversight Generally
The Board of Directors plays a critical role in the oversight of risks, such as those related to Environmental, Social, and Governance (“ESG”) topics and cybersecurity.
The board is involved in the oversight of the company’s risk management process, as follows. Each year, under the direction and supervision of the company’s Chief Financial Officer, the company conducts a comprehensive enterprise risk assessment, which includes details of the company’s management of enterprise-wide risk topics, such as those related to ESG topics and cybersecurity. The Board of Directors receives the full results of the annual enterprise risk assessment, including an evaluation of the risks presented and a detailed description of the actions taken by the company to mitigate these risks. The Audit Committee reviews the results of the enterprise risk assessment in detail with management on an annual basis and reports on its review to the Board of Directors each year.
The company operates an ethics and compliance program to reinforce performance with integrity and compliance with the company’s code of conduct and relevant laws and regulation. As part of the board’s risk oversight responsibilities, the company provides a comprehensive update to the board on an annual basis on the ethics and compliance program and presents an annual certification update to the Audit Committee on business ethics and compliance.
The company’s code of conduct governs all actions of the company’s Board of Directors, executive officers, and employees. The board did not approve any waiver of the code of conduct by an executive officer or director in 2021. A copy of the code of conduct is available at www.mt.com under “About Us / Investor Relations / Corporate Governance” and is available in print to any shareholder who requests it.
In its risk oversight role, the board oversees the company’s management of its cybersecurity program. The company provides a comprehensive update to the board on cybersecurity (and other important information security topics) at least annually and also as part of the annual enterprise risk assessment described above. The company also provides the board additional updates on cybersecurity topics, as relevant. Additionally, all employees must complete quarterly online training on cybersecurity and other information security topics.
The company also operates a sustainability program, GreenMT, which is described in more detail in the following section on the Responsibility of the Board of Directors in Risk Oversight Related to ESG Topics.
The Board of Directors is knowledgeable about the content and operation of each of the above-described company programs so as to exercise reasonable oversight regarding the implementation and effectiveness of these programs.
Responsibility of the Board of Directors in Risk Oversight Related to Environmental, Social, and Governance Topics
The company operates a sustainability program, GreenMT, which seeks to keep its operations sustainable over the long-term, help customers to be sustainable in their businesses, promote global best practices within its supply chain, attract, develop and retain the best employees, and follow governance best practices. For more information about GreenMT or to access a copy of our most recent Corporate Responsibility Report, please visit www.mt.com under “About Us / Sustainability.”
The Board of Directors exercises oversight of the company’s management of ESG matters, and ESG-related updates are a periodic agenda item at board meetings. Relevant board committees additionally review ESG-related topics on a frequent basis. As described in the previous section related to the role of the board in risk oversight generally, the company’s annual enterprise risk assessment addresses ESG-related risks. The board also conducts regular shareholder engagement on ESG topics.

BOARD OF DIRECTORS — GENERAL INFORMATION

Given the importance of ESG topics, oversight responsibility of the company’s ESG strategy rests with the full board and is not delegated to a committee. The CEO and members of senior management have direct responsibilities related to ESG matters. The structure of board and senior management oversight of ESG topics at the company is set forth below:

Board of Directors

Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee

Chief Executive Officer

	Environmental Pillar	Social Pillar	Governance Pillar
Representative Topics See our Corporate Responsibility Report at **www.mt.com/sustainability** for more details.	**Efficient Use of Resources** Keep our operations sustainable over the long-term **Sustainable Products & Services** Help our customers to be sustainable in their businesses	**Responsible Supply Chain** Promote global best practices within our supply chain **Engaged Employees** Attract, develop, and retain the best employees	**Good Corporate Governance** Follow governance best practices
Management Team Senior management with direct responsibilities related to ESG matters.	**Head of Sustainability** **Heads of Divisions** **Head of Supply Chain & IT** **Heads of Market Organizations**	**Head of Sustainability** **Heads of Human Resources** **Head of Supply Chain & IT** **Heads of Divisions** **Heads of Market Organizations**	**Head of Sustainability** **General Counsel & Corporate Secretary** **Chief Financial Officer**

Each of the three board committees has various responsibilities to assist the board in its ESG oversight role, as follows:
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The Compensation Committee assists the board in reviewing and monitoring the compensation of senior management, such as the annual cash incentive program, which includes comprehensive and specific performance targets related to important ESG topics. For more information, please see the Compensation Discussion and Analysis, in the section titled Compensation Program Elements — Annual Cash Incentive.

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The Audit Committee assists the board with oversight of the company’s performance of the enterprise risk assessment, including the company’s management and mitigation of potential risks, such as those related to ESG topics.

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The Nominating & Corporate Governance Committee assists the board in reviewing and evaluating policies, practices, and initiatives of the board and the company (in the board’s oversight role, for the latter), with respect to certain ESG initiatives, including diversity, equity, and inclusion objectives.

Compensation-Related Risk
Management and the Compensation Committee have evaluated the company’s compensation programs generally at different levels throughout the organization. Among other things, we considered that for executives who have the largest potential incentive compensation, a significant portion of total compensation is comprised of stock options that vest over five years and have a ten-year life, which drives emphasis on long-term performance. We also considered the applicability of the various situations described in Item 402(s) of Regulation S-K. We concluded from our evaluation that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company.

BOARD OF DIRECTORS — GENERAL INFORMATION

Related Party Transactions
During 2021, the company did not engage in any related party transactions involving directors or the company’s officers, or affiliates of directors or the company’s officers. The board has established a written policy that requires disinterested members of the Audit Committee to review and approve all related party transactions between the company and directors or officers, or affiliates of directors or officers. Disinterested members of the Audit Committee will approve only those transactions that it determines in its business judgment are fair and reasonable to the company and in (or not inconsistent with) the best interests of the company and its shareholders, and that do not impact the related party’s independence.
Board Composition; Director Qualifications
Our company employs people of more than 100 nationalities, reflecting the global diversity of our business. We sell our products in more than 140 countries, and we have a direct presence in approximately 40 countries. We have representation on our board from several different countries located within Europe, the Americas, and Asia, which reflects the diversity of the communities in which we operate as a multinational corporation with a significant global presence.
Members of the Board of Directors must demonstrate integrity, dedication, reliability, knowledge of corporate affairs, a general understanding of the company’s business, and an ability to work well together, and represent a diverse array of skills, experiences, expertise, industry knowledge, perspectives, and characteristics (such as, and including but not limited to, gender, race/ethnicity, age, geographic location, and nationality). We provide additional details in the Director Qualifications section of our corporate governance guidelines available at www.mt.com under “About Us / Investor Relations / Corporate Governance.”
The Nominating & Corporate Governance Committee evaluates current and prospective directors according to a skills and experience competency matrix to ensure that the board has an appropriate mix of relevant skills and experience. The matrix includes criteria relating to categories such as executive management expertise, industry-specific know-how, strategic thinking (including M&A), international/regional experiences, technology and product development (hardware and software), digital expertise, IT expertise, financial expertise, sales/marketing expertise, service expertise, HR expertise, gender diversity, race/ethnicity diversity, and expertise in legal, regulatory, compliance, and corporate governance.
The members of our board provide valuable insights and perspectives given their different areas of expertise, which they have gained from each of their diverse backgrounds and experiences as more fully described in the Qualifications of Director Nominees section of this Proxy Statement.
The Nominating & Corporate Governance Committee evaluates each board member against the criteria in the skills and experience competency matrix. The Nominating & Corporate Governance Committee uses this information, including when they identify potential gaps, to help inform profiles for new director searches. Among other criteria, the Nominating & Corporate Governance Committee will also identify gender or other diversity criteria as a search priority when it engages in searches for new directors.

BOARD OF DIRECTORS — GENERAL INFORMATION

Board Diversity
Our Board of Directors is committed to periodically reviewing its composition to ensure that a variety of skills, experience, diversity, and tenure are represented. As previously set forth herein, our Board of Directors believes each director contributes to the overall diversity of the board by providing a diverse array of skills, experiences, expertise, industry knowledge, perspectives, and characteristics (such as, and including but not limited to, gender, race/ethnicity, age, geographic location, and nationality).

Gender

Female

Male

33%

Female Committee Chairs

Racial & Ethnic

12.5%

Non-white

Nationality & Geographic

China
France
United States
United Kingdom
Switzerland

Board Tenure

Six Years or Less

More than Six Years

Independence of the Board
The board uses the following criteria in evaluating independence: (i) independence under the rules of the New York Stock Exchange; and (ii) no relationships with the company (other than as a director or shareholder) or only immaterial relationships. The independence criteria are contained in the company’s corporate governance guidelines. The board solicits information from directors as to any relationship the director or his/her immediate family member has with the company that might affect the director’s independence.
The Board of Directors has determined that the following types of relationships are categorically immaterial:
•
Commercial business relationships where METTLER TOLEDO buys from or sells to companies where directors serve as employees, or where their immediate family members serve as executive officers, and where the annual purchases or sales are less than the greater of $1 million or 2% of either company’s consolidated gross revenues.

In light of these criteria, the board has determined that Messrs. Chu, Francis, Kelly, and Salice, and Mses. Doat-Le Bigot and Finney are independent. The board has also determined that Mr. Spoerry is independent. Mr. Filliol is not considered independent because he served as the company’s President and CEO until the end of March 2021.
Meeting of Non-Employee and Independent Directors
The board schedules regular executive sessions for its independent members, typically as part of each board meeting. The Presiding Director leads the meetings of the independent directors.

BOARD OF DIRECTORS — GENERAL INFORMATION

Director Attendance at Board Meetings and the Annual Meeting
The board expects that its members will attend all meetings of the board and the annual meeting of shareholders. The Board of Directors met four times in 2021. Each director attended 100% of all board and committee meetings for which the director was a member, except Ms. Doat-Le Bigot had excused absences from the July 2021 board meeting due to a family emergency, and the November 2021 Nominating & Corporate Governance Committee meeting due to global travel disruptions caused by the COVID-19 pandemic. All directors attended the 2021 annual meeting of shareholders, which was held virtually due to the COVID-19 pandemic.
Policy Limiting Director Service on Other Public Company Boards; Director Resignation
The board has adopted a policy that directors may not serve on more than five public company boards. The board also has a policy that directors will offer their resignation upon a change in professional position or in circumstances that might affect a director’s ability to serve on the board. In such circumstances, the Nominating & Corporate Governance Committee takes the lead on determining the appropriate course of action.
Director Competencies; Self-Evaluation; Board Refreshment; Director Retirement Policy
The board has developed the skills and experience competency matrix described above to identify relevant skills and help determine to what extent directors possess needed skills. Each year, the board conducts a self-evaluation in which each individual director completes a self-evaluation with respect to the board and its committees. The Board Chair then holds an individual discussion with each director. The consolidated results of the self-evaluation are then reviewed by the full board.
The board recognizes the importance of periodic board refreshment and maintains an appropriate balance of age, tenure, diversity, experience, and perspectives on the board. As a result, the Board of Directors has adopted a policy pursuant to which directors will not stand for re-election at the annual meeting that follows their 72nd birthday. More than a third of the board has been refreshed in recent years.
Director Share Ownership
The company’s equity ownership guidelines call for non-employee directors to hold company shares with a value equal to five times their cash retainer within five years of their appointment to the board. All directors currently comply with the ownership guidelines. Additional information provided in the Compensation Discussion and Analysis — Equity Ownership Guidelines, applies to director share ownership.
Contacting the Board of Directors
Interested parties, including shareholders, may contact the Board of Directors, the Presiding Director individually, or the non-management directors as a group via: EMAIL to PresidingDirector@mt.com; or REGULAR MAIL to Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, Ohio 43240, Attention: Presiding Director.
Director Compensation
Directors (except for the Board Chair, Mr. Spoerry, whose compensation is described separately below) are compensated by an annual cash retainer and committee member fees. Directors are reimbursed for traveling costs and other reasonable out-of-pocket expenses incurred in attending board and committee meetings. Directors also receive an annual stock option grant and a grant of stock. Beginning with the stock grants made to directors in November 2019, all directors are required to retain the shares received from a grant of stock for three years following the date of grant.
Mr. Filliol received director compensation consistent with the below, beginning April 1, 2021. Prior to that he received compensation consistent with his role as CEO. Full details regarding Mr. Filliol’s compensation are described in the Compensation Discussion and Analysis.

BOARD OF DIRECTORS — GENERAL INFORMATION

The following provides an overview of the elements of 2021 director compensation:
Annual cash retainer	$80,000
Annual grant of stock options – approximate value	$90,000
Annual grant of stock – approximate value	$45,000
Annual grant of stock to the Presiding Director – approximate value	$50,000
Committee member fees:
• Audit	$12,000
• Compensation	$9,000
• Nominating & Corporate Governance	$6,000
Committee Chair fees:
• Audit	$25,000
• Compensation	$20,000
• Nominating & Corporate Governance	$10,000
As Board Chair, Mr. Spoerry receives an annual cash retainer, a grant of stock options, and a grant of stock. For 2021, his annual cash retainer was $300,000. For equity grants awarded to Mr. Spoerry in November 2021, his grant of stock options has a grant date approximate value of $333,000, and his grant of stock has a grant date approximate value of $167,000. All directors are required to retain the shares received from the grant of stock for three years following the date of grant.
Mr. Spoerry’s compensation is specifically structured to appropriately and competitively recognize and reward the substantial contributions he makes to the company and its shareholders. As a former President and CEO of the company, Mr. Spoerry has long-standing experience in the global precision instrument industry and a deep knowledge of the company, including its organization, culture, products, markets, customers, and competitors. He has a strong technical background and experience with innovation-driven companies. Mr. Spoerry has broad international experience across industries and businesses relevant to the company, including by virtue of his service on several other boards of directors. This is particularly important given the fact that the company is a US public company with headquarters and substantial operations in Switzerland.
Mr. Spoerry devotes a substantial amount of his time to his service as Board Chair. His deep understanding of the company, which was developed over more than 35 years of service, is a unique and valuable qualification that we believe provides a substantial benefit to the company and its shareholders. Mr. Spoerry’s duties and responsibilities are extensive and include, but are not limited to, the following:
•
Board and committee operations, including coordinating meeting agendas and topics with management and committee chairs; contribution to and participation on several committees; developing the board’s skills and experience competency matrix; and conducting board evaluations and new director recruitment;

•
CEO interactions, including serving as an advisor to the CEO on key strategic and operational matters; also providing guidance and support to the new CEO during his early tenure with the company; and

•
Third-party interactions, encompassing responses to shareholder inquiries and requests on corporate governance and other ESG topics as well as supporting M&A activities upon request from the CEO.

The Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners, benchmarked the Board Chair’s compensation relative to comparably sized and situated companies in Switzerland and found the Board Chair’s compensation to be competitive and reasonable in relation to Mr. Spoerry’s scope of duties and responsibilities.

BOARD OF DIRECTORS — GENERAL INFORMATION

Actual amounts paid to each director with respect to 2021 are set out in the following table.
2021 Director Compensation(1)
Name	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(2)	Total
Wah-Hui Chu	$98,000	$44,532	$89,912	$232,444
Domitille Doat-Le Bigot	84,000	44,532	89,912	218,444
Elisha W. Finney	105,000	44,532	89,912	239,444
Richard Francis	90,000	44,532	89,912	224,444
Michael A. Kelly	101,000	44,532	89,912	235,444
Thomas P. Salice	110,000	95,002	89,912	294,914
Robert F. Spoerry	300,000	167,737	332,918	800,655

(1)
Please refer to the Compensation Discussion and Analysis for amounts paid to Mr. Filliol.

(2)
Represents the grant date fair value of stock awards and option awards, respectively, computed in accordance with ASC 718 Compensation — Stock Compensation (“ASC 718”). The valuation assumptions associated with such awards are discussed in Note 12 to the company’s consolidated financial statements included in the Form 10-K for the fiscal year ending December 31, 2021. Directors must retain stock awards for three years following the date of grant.

At December 31, 2021, each director held stock options (vested and unvested) with respect to the following number of shares (please refer to the Compensation Discussion and Analysis for Mr. Filliol’s outstanding stock options):
Stock Options
(#)
Wah-Hui Chu	8,700
Domitille Doat-Le Bigot	538
Elisha W. Finney	1,946
Richard Francis	2,778
Michael A. Kelly	6,592
Thomas P. Salice	5,108
Robert F. Spoerry	34,411

BOARD OF DIRECTORS — OPERATION

The Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee. Each committee has the authority to engage advisors or consultants as it deems appropriate to carry out its responsibilities. The membership and meetings of the committees are described in the following table.
Name	Audit(1)	Compensation(2)	Nominating & Corporate Governance(3)
Wah-Hui Chu	X		X
Domitille Doat-Le Bigot			X
Elisha W. Finney	X
Richard Francis		X
Michael A. Kelly	X	X
Thomas P. Salice		X	X
Total meetings in 2021	4	5	3

(1)
Ms. Finney is considered a “financial expert” as determined by the Board of Directors pursuant to the relevant SEC definition, and all Audit Committee members are independent and financially literate. No Audit Committee member serves on more than two other public company audit committees. Our Chief Financial Officer, Board Chair, Chief Executive Officer, Head of Internal Audit, and General Counsel attend Audit Committee meetings at the request of the Audit Committee and give reports to and answer inquiries from the Audit Committee.

(2)
All Compensation Committee members are independent.

(3)
All Nominating & Corporate Governance Committee members are independent.

BOARD OF DIRECTORS — OPERATION

Committee Charters
Each committee of the Board of Directors has a written charter setting forth the responsibilities of the committee in detail. The charters are reviewed annually and updated as necessary to comply with relevant regulations. The committee charters can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance” and are available free of charge in print to any shareholder who requests them. The primary functions of the committees are as follows:
Audit	Compensation	Nominating & Corporate Governance
• Oversees the accounting and financial reporting process of the company	• Discharges the responsibilities of the company’s Board of Directors relating to compensation of the company’s executives	• Identifies, screens, and recommends qualified candidates to serve as directors of the company

•
Assists with board oversight of the integrity of the company’s consolidated financial statements, and the sufficiency of the independent registered public accounting firm’s review of the company’s consolidated financial statements

	• Reviews and monitors compensation arrangements so that the company continues to retain, attract, and motivate quality employees	• Develops and recommends to the board corporate governance guidelines applicable to the company
• Assists with board oversight of the performance of the company’s internal audit function	• Reviews an annual report on executive compensation for inclusion in the company’s proxy statement	• Advises the board on the structure and membership of committees of the board
• Oversees the appointment, engagement, and performance of the company’s independent registered public accounting firm	• Reviews the Compensation Discussion and Analysis included in the company’s proxy statement
•
Reviews and evaluates polices, practices, and initiatives of the board and the company (in the board’s oversight role, for the latter), with respect to certain ESG topics, including diversity, equity, and inclusion objectives

•
Assists with board oversight of the company’s compliance with legal and regulatory requirements, and of the enterprise risk assessment, which addresses topics, among others, such as those related to ESG and cybersecurity

	• Reviews and monitors the compensation of senior management, such as the annual cash incentive program, which includes performance targets related to ESG	• Leads the board in its annual review of the board’s performance

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in overseeing the accounting and financial reporting processes of the company and audits of the consolidated financial statements of the company. The Audit Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance.” In discharging its oversight role, the Audit Committee discussed the audited consolidated financial statements contained in the 2021 annual report separately with the company’s independent registered public accounting firm and the company’s management and reviewed the company’s internal controls and financial reporting.
The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), is responsible for auditing the company’s consolidated financial statements as well as the company’s internal control over financial reporting. PwC issues an integrated audit report that includes opinions as to (1) whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the company and its subsidiaries in accordance with accounting principles generally accepted in the United States of America, and (2) whether the company maintained, in all material respects, effective internal control over financial reporting.
Audited Consolidated Financial Statements
In reviewing the company’s audited consolidated financial statements with PwC, the Audit Committee discussed the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including Auditing Standard Section 1301, and the Securities and Exchange Commission, as amended, and other matters including, without limitation:
•
Understanding the terms of the audit, including the objectives of the audit and the related responsibilities of both PwC and management;

•
PwC’s responsibilities under PCAOB Standards and related rules, including the nature, scope, and results of their audits;

•
The written disclosures and confirming letter from PwC regarding their independence required under relevant Public Company Accounting Oversight Board rules;

•
Certain matters regarding the company’s accounting policies, practices, and critical accounting estimates;

•
The auditor’s evaluation of the quality of the company’s financial reporting;

•
Information related to significant unusual transactions, including the business rationale for such transactions;

•
An overview of the overall audit strategy, including timing of the audit, significant risks the auditor identified, and significant changes to the planned audit strategy or identified risks;

•
Any material weaknesses or significant deficiencies in internal controls over financial reporting; and

•
The extent of any significant accounting adjustments.

In reviewing the company’s audited consolidated financial statements with the company’s management, the Audit Committee discussed several of the same topics listed above with management, including, without limitation, the process used by management in formulating accounting estimates and the reasonableness of those estimates.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Independent Registered Public Accounting Firm Fees
	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2021	$3,814,600	$70,400	$588,000	$5,900
2020	$3,788,000	$86,000	$412,000	$4,000

AUDIT COMMITTEE REPORT

Audit Fees — Represents fees for (i) the audit of the annual consolidated financial statements and internal control over financial reporting, (ii) review of consolidated financial statements included in quarterly reports on Form 10-Q, and (iii) audit services provided in connection with statutory audits and certain regulatory filings.
Audit-Related Fees — For 2021 and 2020, represents fees for employee benefit plan audits and attestation services related to financial reporting.
Tax Fees — Represents fees for tax consultation and compliance-related services.
Other Fees — Represents fees for software licenses for technical financial accounting and reporting application.
The Audit Committee has determined that PwC’s provision of the services included in the categories “Audit-Related Fees,” “Tax Fees,” and “Other Fees” is compatible with PwC maintaining its independence. All non-audit services were approved in advance by the Audit Committee pursuant to the procedures described below.
Audit Committee Approval of Non-Audit Services
The Audit Committee approves all non-audit services PwC provides in accordance with the following framework:
•
The Audit Committee is considered to have pre-approved any project in an approved category that is less than $50,000 in fees. Specific projects in excess of this amount and any potential projects not included in the pre-approval framework are presented to the Audit Committee Chair for advance approval.

•
On a quarterly basis, PwC reports all non-audit services outside of the pre-approval framework to the Audit Committee and any proposals for non-audit services in the upcoming quarter.

•
The Audit Committee reviews all non-audit fees at least annually.

The independent registered public accounting firm ensures that all audit and non-audit services provided to the company have been approved by the Audit Committee. Each year, the company’s management and the independent registered public accounting firm confirm to the Audit Committee that every non-audit service being proposed is permissible.
Independent Registered Public Accounting Firm for 2022
The Audit Committee has appointed PwC as the company’s independent registered public accounting firm to audit and report on the company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2022 and to perform such other services as may be required of them.
Respectfully submitted by the members of the Audit Committee:
Elisha W. Finney, Chair Wah-Hui Chu Michael A. Kelly

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the appointment of PricewaterhouseCoopers LLP (PwC) as the company’s independent registered public accounting firm. The Audit Committee has appointed PwC, independent public accountants, to audit and report on the company’s consolidated financial statements for the fiscal year ending December 31, 2022 and to perform such other services as may be required of them. PwC’s appointment is ratified if a majority of votes cast, excluding abstentions, with respect to this proposal are voted “FOR.”
Auditor Attendance at Annual Meeting
Representatives of PwC are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
Limitation on Amount of Audit Fees
We have no existing direct or indirect understandings or agreements with PwC that place a limit on current or future years’ audit fees. Please see the Audit Committee Report above for further details concerning PwC’s fees.
The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as independent registered public accounting firm. Proxies will be voted “FOR” ratification of the appointment of PwC unless otherwise specified in the proxy.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating & Corporate Governance Committee assists the board in identifying and recommending individuals to be nominated for election to the Board of Directors by shareholders. The committee is responsible for advising the board on the structure and membership of committees of the board as well as developing corporate governance guidelines applicable to the operation of the company. The Nominating & Corporate Governance Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance.” We describe below the committee’s process to nominate directors to the board, the committee’s adoption of additional corporate governance best practices, and the committee’s engagement in other activities in 2021 related to corporate governance.
Director Nomination Process
The Board of Directors should be composed of successful individuals who demonstrate integrity, dedication, reliability, knowledge of corporate affairs, a general understanding of the company’s business, and an ability to work well together, and represent a diverse array of skills, experiences, expertise, industry knowledge, perspectives, and characteristics (such as, and including but not limited to, gender, race/ethnicity, age, geographic location, and nationality). Longer-term board succession will also be considered, taking into account the demographics of respective board members. The Nominating & Corporate Governance Committee evaluates current and prospective directors according to a skills and experience competency matrix (described under Board of Directors — General Information — Board Composition; Director Qualifications) to ensure that the Board has an appropriate mix of relevant skills and experience.
1.
When there is an actual or anticipated board vacancy, the Nominating & Corporate Governance Committee will, together with the Board Chair and the Chief Executive Officer, determine the specific qualifications, competencies, and skills that are desired for potential candidates to fill that vacancy.

2.
Candidates’ names may be suggested by any of the Nominating & Corporate Governance Committee or other board members, or by third parties engaged for that purpose by the Committee, or by shareholders pursuant to applicable rules and regulations.

3.
The Nominating & Corporate Governance Committee will receive all candidates’ names. The Nominating & Corporate Governance Committee will assess candidates who meet the specific qualifications, competencies, and skills relevant to the specific vacancy, as well as the candidate’s impact on the overall diversity of the board, and these candidates will be required to provide information regarding their background, experience, independence, and other information.

4.
As a general rule, members of the Nominating & Corporate Governance Committee, the Board Chair, the Chief Executive Officer, and in appropriate cases other board members, will interview candidates who are under active consideration.

5.
Following these interviews, the Nominating & Corporate Governance Committee will consider each candidate.

6.
The Nominating & Corporate Governance Committee will ensure that each candidate meets the specific qualifications, qualities, and skills that are desired for candidates to fill the relevant vacancy. The Committee will also ensure that all candidates otherwise satisfy the list of director qualifications set out in the Company’s corporate governance guidelines.

7.
The Nominating & Corporate Governance Committee will then propose a candidate to the full board for consideration as a new director. The full board will then, as applicable, vote to appoint the candidate as a director or nominate the candidate to stand for election as a director.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE REPORT

Summary of 2021 Activities
During 2021, the Nominating & Corporate Governance Committee regularly reviewed best practice corporate governance topics and approved updates to the corporate governance guidelines. The Committee also updated the board’s skills and experience competency matrix as part of the board’s self-evaluation process and reviewed board composition related to diversity considerations. In addition, the Committee formalized, with the board’s approval, a no-pledging policy to add to the company’s existing no-hedging policy. With regard to the current board nominees, the Nominating & Corporate Governance Committee has recommended to the board that all current directors be nominated for re-election.
Respectfully submitted by the members of the
Nominating & Corporate Governance Committee:
Thomas P. Salice, Chair
Wah-Hui Chu
Domitille Doat-Le Bigot

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY
This Compensation Discussion and Analysis describes our executive compensation program, focusing on the compensation of our named executive officers.
Our 2021 Named Executive Officers
Name	Title
Patrick Kaltenbach	President and Chief Executive Officer (as of April 1, 2021)
Olivier A. Filliol	President and Chief Executive Officer (through March 31, 2021)
Shawn P. Vadala	Chief Financial Officer
Peter Aggersbjerg	Head of Divisions
Marc de La Guéronnière	Head of European and North American Market Organizations
Gerhard Keller	Head of Process Analytics
Primary Elements of our Executive Compensation Program
Long-Term Incentives
Pay Element	Base Salary	Cash Incentive	Stock Options	Performance Share Units
Type	Cash	Cash	Equity	Equity
Performance Period	N/A	1 year	5-year vesting pro rata; cliff vesting for performance options	3-year performance period, cliff vesting
Performance Measures	N/A	EPS, net cash flow, sales, individual targets, including quantitative ESG targets	Stock price appreciation, EPS growth for performance options	Relative total shareholder return (rTSR)
Objectives of our Executive Compensation Programs
•
Ensure compensation reflects performance. The company links pay to performance in part by setting challenging, objectively measurable targets, and paying cash incentives designed to reward achievement of those targets. At the same time, when performance is only at or below target, compensation tends to be below market.

•
Focus executives on achieving financial and operating objectives that provide long-term shareholder value creation. The company does this in part by linking long-term compensation to the company’s long-term performance. The annual cash incentive is also tied to relevant metrics, including growth in earnings per share.

•
Align executives’ interests with those of the company’s shareholders. The company does this with its long-term incentives, including various performance-based equity grants, and by enforcing the equity ownership guidelines described below.

•
Attract and retain the best talent. Total compensation must be competitive in the global personnel market in which we operate.

Our Executive Compensation Program Follows Best Practices
•
We consult independent compensation consultants to ensure our executive compensation is in line with industry and market standards.

•
We deploy a mix of short- and long-term incentives to ensure compensation aligns with performance and motivates long-term shareholder value creation.

COMPENSATION DISCUSSION AND ANALYSIS

•
Our long-term incentives include various performance-based equity incentives.

•
Our short-term incentives include ESG targets.

•
We have an executive compensation clawback policy to ensure that amounts are not erroneously awarded.

•
We maintain executive share ownership guidelines that align executives’ interests with shareholders’.

•
We have a policy related to the hedging and pledging of company securities by the board and the company’s executives officers.

•
We responsibly manage the use of equity compensation.

Results of 2021 Say-on-Pay Vote
In establishing executive compensation policies the Compensation Committee considers, among other things, the results of the Advisory Vote to Approve Executive Compensation from the prior year’s Annual Meeting of Shareholders. The result of last year’s advisory vote was very positive with 95% of votes cast in favor of the company’s compensation of its named executive officers.
Our Executive Compensation is Aligned with Performance
In the 20-year period ending December 31, 2021, the company’s total return to shareholders has been 3173%, compared with 517% for the S&P 500. Based on the quality of leadership of the management team, and the overall performance of the company, the committee believes management’s compensation is appropriate.
Key Components of 2021 Executive Compensation
•
Salaries — Base salaries for our named executive officers were reviewed, and in the case of Mr. Kaltenbach set, in light of salary market data, local market conditions, and individual performance. Mr. Filliol’s base salary he received as CEO, which applied from January 2021 until the end of March 2021, remained unchanged. Beginning in April 2021, Mr. Filliol received compensation for his service as a director of the company, as set forth in the earlier Director Compensation section. The base salaries for Messrs. Aggersbjerg, de La Guéronnière, Keller, and Vadala did not change as a result of the review. With the exception of the CEO position as noted above, the amounts the other named executive officers received in 2021 increased relative to 2020 due to the cessation of voluntary, temporary base salary reductions in 2020, which were part of the company’s COVID-19 response. Full details on the amounts the named executive officers received are provided in the Summary Compensation Table below.

•
Annual Cash Incentives — The average target achievement for our named executive officers in 2021 was 126%, resulting in incentive payments of between 131% and 169% of base salary.

•
Long-Term Incentives — The total value of equity granted to Messrs. de La Guéronnière, Keller, and Vadala increased 2%, 3%, and 11%, respectively. The total value of equity granted to Mr. Aggersbjerg was approximately the same as the total value of equity he received in 2020. Mr. Kaltenbach received equity grants in January 2021 upon joining the company, which were intended to provide him with partial replacement compensation related to his prior employment. He also received a pro rata equity grant in April 2021 for the 2021 fiscal year upon becoming CEO. Mr. Kaltenbach received an equity grant in November 2021, along with other named executive officers. The total value of equity granted to Mr. Filliol decreased 93%, reflecting the change to his role and responsibilities from CEO to director.

DISCUSSION & ANALYSIS
Role of the Compensation Committee
The Compensation Committee oversees our executive compensation program and evaluates and sets the compensation of the directors. In carrying out its duties, the Compensation Committee receives information

COMPENSATION DISCUSSION AND ANALYSIS

and recommendations from the Board Chair, the Head of Human Resources, and the Chief Executive Officer. No executive officer plays a role in making compensation decisions with respect to his or her own compensation.
Role of Primary Independent Compensation Consultant
Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, and compensate its outside advisors, including its compensation consultants. The company has provided appropriate funding to the Compensation Committee to do so. In 2021, the Compensation Committee retained independent compensation consultant Pearl Meyer & Partners (PM&P) as its primary independent compensation consultant. In 2021, PM&P provided market surveys of executive compensation in technology firms in comparable industries (including scientific instrument firms), which are considered in setting compensation levels.
PM&P reports directly to the Compensation Committee, and the Compensation Committee may replace PM&P or hire additional consultants at any time. PM&P attends meetings of the Compensation Committee, as requested, and communicates with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the company’s executive officers.
PM&P provides various executive compensation services to the Compensation Committee at its request with respect to the company’s executive officers and other key employees, as well as the Board of Directors and Board Chair. The services PM&P provides include advising the Compensation Committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the company’s program design and awards in relation to the company’s performance.
Role of our Compensation Peer Group
In evaluating the competitiveness of the company’s executive compensation, the Compensation Committee periodically conducts both broad-based surveys of executive compensation and surveys of the compensation of executives in the instruments and electronics industries. In 2021, the Compensation Committee utilized the services of PM&P and Willis Towers Watson (“WTW”) to provide US and certain non-US compensation data, respectively, using confidential surveys relating to CEO and senior executive compensation at technology companies in comparable industries, including scientific instruments firms, and firms of similar size to the company. PM&P also provided data on peer company compensation at the following peer companies:
Agilent Technologies	AMETEK
Bio-Rad Laboratories	Bruker Corp.
Fortive Corp.	Hologic
IDEX Corp.	Intuitive Surgical
Nordson Corporation	PerkinElmer
ResMed	Rockwell Automation
Roper Technologies	Teleflex
Waters Corp.	Xylem
The Compensation Committee also reviewed data provided by WTW related to CEO and other executive compensation data from certain Swiss and other non-US industrial public companies of a similar size and international organizational structure as the company.
Independence of Compensation Consultants
The Compensation Committee reviews the services provided by its outside consultants and believes that PM&P and WTW are independent in providing executive compensation consulting services. The

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee has conducted a specific review of its relationship with PM&P and WTW, and has determined that the work of PM&P and WTW for the Committee in 2021 did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, or applicable rules and regulations of the SEC and the NYSE. In making this determination, the Compensation Committee noted that during 2021:
•
PM&P and WTW did not provide any services to the company or its management related to executive compensation other than service to the Compensation Committee, and its services were limited to executive compensation consulting. Specifically, neither PM&P nor WTW provided, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•
Fees from the company were less than 2% of the total revenue of each PM&P and WTW during the year of 2021;

•
PM&P and WTW each maintain a Conflicts Policy, which have been provided to the Compensation Committee, with specific policies and procedures designed to ensure independence;

•
With regard to whether any of the individuals on the PM&P or WTW teams assigned to the company has any business or personal relationship with members of the Compensation Committee outside of the engagement, the Compensation Committee has reviewed the following information with each of PM&P and WTW, which the company, PM&P, and WTW believe does not impact the independence of PM&P or WTW:

◦
Mr. Salice is a member of the Board of Directors of Waters Corporation and a member of the Board of Directors and Compensation Committee Chair of Gerson Lehrman Group, Inc., which are clients of Mr. Van Putten, the lead consultant from PM&P providing services to the company’s Compensation Committee. Gerson Lehrman Group, Inc. is a client of WTW.

•
None of the PM&P or WTW consultants working on the company engagement, or at PM&P or WTW, had any business or personal relationship with executive officers of the company; and

•
None of the PM&P or WTW consultants working on the company engagement directly own company stock.

The Compensation Committee monitors the independence of compensation consultants on an annual basis.
Compensation Program Elements
The company’s compensation program consists of three main elements: base salary, an annual cash incentive, and long-term incentive compensation. The majority of executive compensation is performance-based, and is paid in the form of the annual cash incentive and long-term incentive compensation. Our goal is to ensure that the three main elements of compensation are carefully considered and fair, and that executives are motivated to further the interests of shareholders, both short-term and long-term.
Each year the Compensation Committee separately reviews each of the three elements, as well as total compensation. The Committee takes into account the company’s growth and performance, individual executive performance, and developments in the markets in which we compete for talent.
Base Salary
The company’s goal is to pay base salaries that are approximately at or somewhat below the median. Based on market data, we believe base salaries for our executive officers are generally slightly lower than those at peer companies. Although a competitive base salary is necessary and appropriate to attract and retain high quality talent, we believe the majority of executive compensation should be paid in ways that link pay with performance. We accomplish this through the annual cash incentive and long-term incentives.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee considered its review of the salary market data referred to above, local market conditions, and individual performance in setting base salaries for 2021. The 2021 base salary for Mr. Filliol did not change with respect to his service as CEO, which was effective through March 31, 2021. Thereafter Mr. Filliol only received compensation for his service as a director, consistent with the fees described in the earlier Director Compensation section. The Compensation Committee set base salaries for each of Messrs. Aggersbjerg, de La Guéronnière, Keller, and Vadala consistent with their 2020 base salaries, and in each case effective April 1, 2021. In each instance, the percentage increase described does not take into account temporary base salary reductions each named executive officer voluntarily agreed to in 2020 as part of the company’s COVID-19 response. Mr. Kaltenbach assumed the CEO role on April 1, 2021, and the Compensation Committee did not review his base salary again for 2021.
Annual Cash Incentive
We link pay with performance through our cash incentive plan, called POBS Plus. The purpose of the incentive plan is to provide an incentive to key employees of the company to reward them for driving the success of the company as measured based on objective financial criteria. The incentive plan is administered by the Compensation Committee. At the end of each year, the Compensation Committee establishes the performance targets on which each participant’s incentive is based for the coming year. The targets used relate closely to our annual plan and budget, which are approved by the full Board of Directors each year. The targets are set taking into account the economic environment, the health of the company’s end-user markets, and the challenges and opportunities of the company’s various businesses. See “2021 Threshold, Target, Maximum, and Actual Performance” below.
In addition, between 12 and 25 percent of the incentive for each participant in the POBS Plus incentive plan is based on individual objective performance targets relating to the company’s annual business objectives. Individual performance targets for 2022 for each senior management participant in the POBS Plus incentive plan also include comprehensive and specific quantitative and qualitative targets related to important environmental, social, and governance (“ESG”) topics, as follows:
•
Targets for key environmental areas related to greenhouse gas emissions, waste reduction and recycling, and sustainable products and services.

•
Targets for key social areas related to responsible supply chain and employee topics, such as employee voluntary turnover, gender diversity in management, and employee safety; and

•
Targets for key governance matters related to corporate governance and public company ESG reporting best practices.

The Compensation Committee directly evaluates the Chief Executive Officer’s performance on his individual targets, and reviews the CEO’s recommendation on the individual target performance of the other executive officers. The Compensation Committee reviews the audited results of the company’s performance against each participant’s performance targets and determines the incentive payment, if any, earned by each participant.
Cash Incentive Payment as % of Base Salary
	Achievement vs. Target Levels
Name	<90%	100% (Target)	130% (Maximum)
Patrick Kaltenbach & Olivier Filliol	—	50%	169.4%
Shawn P. Vadala	—	45%	157.5%
Other Named Executive Officers	—	45%	160.5%
The plan provides that targets for 100% achievement should be challenging and ambitious, but also realistic and attainable such that it is possible to achieve and exceed them. The impact of over- or under-achieving targets on the annual incentive can be significant. The company and Board of Directors therefore

COMPENSATION DISCUSSION AND ANALYSIS

approach the target setting process with care and consideration. We believe targets are set consistently with the philosophy of the POBS Plus plan that they be challenging and ambitious. In the last five years the average target achievement for named executive officers was 111%.
2021 Threshold, Target, Maximum, and Actual Performance
2021 Performance Targets	Threshold	Target	Maximum	Actual
Adjusted Non-GAAP Earnings Per Share(1)	$28.92	$29.83	$32.56	$33.61
Net Cash Flow(2)	$776.7 million	$818.7 million	$944.7 million	$966.9 million
Group Sales (at budgeted currency rates)(3)	$3,317.5 million	$3,385.9 million	$3,591.1 million	$3,722 million

(1)
Excludes purchased intangible amortization (net of tax) of $16.3 million, acquisition charges (net of tax) of $8.2 million pertaining to increased contingent consideration and transaction costs, and restructuring charges (net of tax) of $4.2 million. Adjusted EPS was also reduced to restate our actual tax rate to our budgeted tax rate before non-recurring items and exclude operating results not considered in the target.

(2)
Represents cash flow from operations before tax payments and voluntary pension payments less capital expenditures, restructuring payments, and excess tax benefits from share-based payment arrangements. Excludes operating results that were not included in the target.

(3)
Excludes acquisition operating results that were not included in the target.

Mr. Filliol received a cash incentive specifically related to his performance as CEO for the period of January 1, 2021 through March 31, 2021. The 2021 weighted performance relative to targets resulted in the following incentive payments as a percent of base salary under the POBS Plus plan for 2021 for each named executive officer:
Mr. Kaltenbach	160%
Mr. Filliol	169%
Mr. Vadala	147%
Mr. Aggersbjerg	154%
Mr. de La Guéronnière	131%
Mr. Keller	151%
Long-Term Incentives
Another method we have historically used to link pay with performance is awarding stock options, which we believe aligns management’s long-term interests with those of the company’s shareholders. Named executive officers’ stock options generally vest over five years, 20% per year, starting on the first anniversary of the date of grant. The company has, in the past, also granted performance options with cliff vesting of five years or longer. The only such options outstanding are performance options granted to Mr. Filliol in 2016, which had a five-year performance period and fully vested on March 1, 2022 after the company achieved at least 12% compound annual growth in its fully diluted earnings per share, subject to certain adjustments, over the five year period from January 1, 2017 through December 31, 2021. All options have a term of ten years. We expect future grants will similarly have vesting schedules of five years and terms of ten years.
Named executive officers also generally receive target awards of performance share units, under which the individual will earn shares of common stock in the future if certain performance conditions (including market criteria) are met. The company’s performance share units are based on relative total shareholder return (rTSR) over a three-year period, specifically, the company’s relative performance against each of the companies that make up the S&P 500 Healthcare Index and the S&P 500 Industrials Index. The units have three-year cliff vesting. The company must achieve at least a 30th percentile performance for the performance share units to start vesting. The units will vest at 100% if the company achieves a 60th percentile performance, and the units will vest at 200% if the company’s relative performance is at the 75th percentile or better.

COMPENSATION DISCUSSION AND ANALYSIS

The vesting schedule is shown in this table (linear interpolation is applied between the points shown):
	rTSR Percentile Rank	Shares Earned as % of Target
Threshold	≤ 30%	0%
	45%	50%
Target	60%	100%
	67.5%	150%
Maximum	≥ 75%	200%
The vesting percentage of the performance share units is capped at 100% of target when the company’s absolute TSR is negative.
In determining the amount of each named executive officer’s equity grants, except for Mr. Filliol, the Compensation Committee evaluates the relative importance of the individual’s job, the contribution and performance of the individual, their years of service, and their total compensation, as well as competitive information about equity as described above relative to each individual. Mr. Kaltenbach additionally received restricted stock units and a stock option grant upon joining the company on January 25, 2021. These grants were intended to provide him with partial replacement compensation related to his prior employment. He also received performance share units and a stock option grant upon assuming the CEO role on April 1, 2021, which grants were pro rata for the 2021 fiscal year upon him becoming CEO. In 2021, Mr. Filliol received a grant of stock and a stock option grant, consistent with his ongoing service as a director on the board. With respect to all other named executive officers the factors discussed above led to equity grants with the grant date fair values described in the table “Grant of Plan-Based Awards.”
The Compensation Committee believes that past performance is just one factor to take into account in determining the size of future awards.
Equity Grant Practices and Policy
The Compensation Committee approves all equity grants. Equity grants are typically made once each year when the overall annual compensation review takes place (typically in late October or early November each year). The Compensation Committee and Board meeting dates are set several years in advance, and the grants are made on the meeting date. In the past, the Committee has also made initial grants to individual executive officers at the time they started serving as executive officers. All options have an exercise price equal to the closing price of the company’s shares on the New York Stock Exchange on the date of grant.
Equity Ownership Guidelines
The Compensation Committee feels it is important for senior executives to have a significant portion of their ongoing compensation tied to the interests of shareholders. The Compensation Committee has implemented equity ownership guidelines for executive officers that call for the individuals to accumulate equity ownership as follows:
Category	Value of Equity Ownership Required
CEO	$5,500,000
CFO	3x base salary
Other executive officers	2x base salary
The following types of equity count towards the ownership requirement: shares held directly, vested restricted stock units (if any), and the in-the-money value of vested stock options. Individuals have five years from the date of appointment as an officer to meet the ownership requirement, which five-year period in the case of Mr. Kaltenbach requires ownership equal to $750,000, $1,500,000, $2,500,000, and $4,000,000 on the first, second, third, and fourth anniversaries of his start date, respectively. If an individual does not meet the requirement within the relevant time periods, the Compensation Committee has the discretion not to make

COMPENSATION DISCUSSION AND ANALYSIS

further equity grants to that person. If an individual has met their requirement but subsequently falls below due to a drop in share price, they will have 24 months to rebuild their ownership, subject to Compensation Committee discretion. All officers satisfy the equity ownership guidelines.
Post-Employment Holding Requirement
Mr. Filliol is required to hold 15,000 shares until at least one year following his last day of employment.
Clawback Policy
The board believes it is good corporate governance and in the interests of shareholders to have a recoupment or “clawback” policy concerning incentive-based compensation, specifically with regard to the company’s variable cash compensation, the POBS Plus plan. As a matter of basic fairness, the board wishes to correct for errors in the event of certain accounting restatements affecting incentive-based compensation to ensure that amounts are not erroneously awarded.
The board has adopted a clawback policy that applies to all executive officers and certain other individuals. In the event the company is required to prepare an accounting restatement due to the material noncompliance of the company with any financial reporting requirement under the securities laws (other than a restatement caused by a change in applicable accounting rules or interpretations), the board will review the specific facts and circumstances and take such actions as it considers appropriate in its sole discretion with respect to the incentive-based compensation of covered individuals as follows:
With respect to POBS Plus cash incentives, the board will determine the amount that would have been due under the restated financial results, and whether to seek reimbursement of any excess amount that was paid (net of any taxes paid but taking into account any deductions that may be taken upon repayment) for cash incentives paid within the three-year period prior to the determination of the necessary restatement.
Company Equity Hedging and Pledging Policy
The board and the company’s executive officers, and their designees, are prohibited from any transaction hedging the ownership of company securities, including trading in publicly-traded options, puts, calls, or other derivative instruments that are directly related to company securities, and are also generally restricted from transactions pledging ownership of company securities. This policy does not apply to employees who are not executive officers.
Share Purchase Plan
Under the Share Purchase Plan, executive officers may purchase company shares using all or a portion of their cash incentive payable under the POBS Plus plan, subject to approval of the Compensation Committee. The issue price for shares under the plan will be equal to the New York Stock Exchange closing price on the date of issuance, which occurs on or shortly before March 15 of each year. All shares issued pursuant to the plan are restricted for a period of five years from the date of issuance, during which time they may not be sold, assigned, transferred, or otherwise disposed of, nor may they be pledged or otherwise hypothecated, except in the case of death or disability.
Tax Equalization Agreements
The company is a party to tax equalization agreements with Messrs. Kaltenbach, Filliol, Aggersbjerg, and Keller, who are non-U.S. citizens and non-U.S. residents who pay income tax on their earnings in Switzerland. The individuals do not receive any cash benefit from the agreements, the principle of which is to leave the employee in exactly the same position (i.e., no better and no worse off) as if they had not become subject to U.S. taxation on a portion of their income. Under the tax equalization agreements, the company has agreed to pay taxes borne by these executives in respect of incremental taxation being due in the United States by virtue of their work for the company there. Because the individuals are left no better and no worse off than

COMPENSATION DISCUSSION AND ANALYSIS

had they not become subject to U.S. taxation, the Compensation Committee does not believe it is appropriate to take into account the U.S. taxes paid by the company under the tax equalization agreements when determining the employees’ compensation each year. In cases where the individual’s Swiss taxes are lower as a result of the company having paid these U.S. tax amounts, the individual must make a payment to the company under the tax equalization agreement.
Employment Agreements
The company is a party to employment agreements with each of the named executive officers. These agreements provide for a base salary subject to adjustment and participation in our cash incentive plan and other employee benefit plans. Each agreement prohibits the executive from competing with the company for a period of 6-12 months after termination of employment. The agreements have no fixed term. They have an effective term of 6-12 months because they may be terminated without cause by either party and during the notice period the executive is entitled to full compensation under the agreement, including payment of base salary, target cash incentive, and continuation of benefits.
The equity compensation arrangements are separately described in the sections below entitled “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.” The operation of the employment agreements in the context of a termination or a change in control is separately described below under “Payments Upon Termination or Change in Control.”
CEO Pay Ratio
This information is provided in accordance with the requirements of Item 402(u) of Regulation S-K and the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010.
For this disclosure we identified our median employee as of December 31, 2020, looking at compensation between January 1, 2020 and December 31, 2020. The total employee population considered was approximately 16,500 people; we did not exclude any employees. We used year-end local payroll records to identify the median employee. We did not apply any material assumptions, adjustments, or estimates, did not apply cost of living adjustments, and did not use statistical sampling.
Mr. Kaltenbach’s annual total compensation for 2021 was $11,811,322, as disclosed in the Summary Compensation Table below. We annualized Mr. Kaltenbach’s CEO base salary for the purpose of these ratios because he joined the company on January 25, 2021 and became CEO on April 1, 2021. This results in annual total compensation for use in these ratios of $11,979,512. Our median employee’s annual total compensation, calculated consistent with Summary Compensation Table rules, for 2021 was $51,436. Accordingly, the ratio of our CEO’s pay to our median employee is 233:1.
Excluding the tax equalization payment that Mr. Kaltenbach received, and equity grants for partial replacement compensation in January 2021 and the pro rata grant in April 2021 for fiscal year 2021, Mr. Kaltenbach’s annual total compensation for 2021 was $6,576,571, making the ratio of our CEO’s pay excluding tax equalization and extraordinary one-time equity grants to our median employee 128:1. We believe it is appropriate to exclude the tax equalization payment when analyzing Mr. Kaltenbach’s compensation because he does not receive any cash benefit from the payment, the principle of which is to leave him in exactly the same position (i.e., no better and no worse off) as if he had not become subject to U.S. taxation on a portion of his income. We believe it is appropriate to exclude equity grants related to the timing of the CEO transition because those were extraordinary one-time grants, as more fully described earlier.
The pay ratio is influenced by the mix of geographies where the company has operations, and the nature of the work employees perform in the different countries. Approximately 40% of the company’s total workforce is located in low cost countries, including in China, India, Mexico, South East Asia, and Eastern Europe. Many of these employees are involved in assembly and manufacturing tasks, particularly in China and Mexico.
Almost all of our employees in the United States, Canada, and China are employed full-time. This is in line with industry practice in these regions. In Europe, we have a number of countries with a larger population of part-time employees (up to approximately 20 percent), in line with local practices.

COMPENSATION DISCUSSION AND ANALYSIS

Salary levels are driven by market and competitive conditions and are overseen by the Compensation Committee of the Board of Directors in the case of senior executive salaries, and by the Global Head of Human Resources in most other cases. The Compensation Committee and the Global Head of Human Resources are responsible for establishing compensation arrangements that allow the company to retain, attract, and motivate employees.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table(1)
Name and Principal Position	Year	Base Salary ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Patrick Kaltenbach (2)	2021	819,073	3,611,726	5,721,581	1,308,960	349,982	11,811,322
President and Chief
Executive Officer
Olivier A. Filliol (7)	2021	289,455	44,532	89,912	388,651	130,882	943,432
Past President and Chief	2020	770,587	1,860,176	0	958,480	2,797,614	6,386,857
Executive Officer	2019	917,820	1,860,350	3,719,816	719,571	1,691,038	8,908,595
Shawn P. Vadala	2021	404,000	440,560	880,897	595,092	27,325	2,347,874
Chief Financial Officer	2020	367,883	398,129	797,321	369,660	25,625	1,958,618
	2019	386,900	398,417	797,384	255,442	25,350	1,863,493
Peter Aggersbjerg	2021	476,086	260,678	520,438	733,935	157,381	2,148,518
Head of Divisions	2020	432,445	259,591	520,178	404,912	133,946	1,751,072
	2019	347,379	260,256	520,460	187,918	127,607	1,443,620
Marc de La Guéronnière	2021	296,296	359,765	720,918	388,563	69,454	1,834,996
Head of EU and NA	2020	267,694	352,398	703,519	223,467	82,564	1,629,642
	2019	289,060	351,828	703,112	180,544	81,257	1,605,801
Gerhard Keller	2021	336,544	163,114	326,033	508,484	50,451	1,384,626
Head of Process Analytics	2020	312,585	158,714	315,518	342,635	415,688	1,545,140
	2019	329,293	158,242	316,204	215,819	249,983	1,269,541

(1)
All amounts shown were paid in Swiss francs, except amounts paid to Mr. Vadala and U.S. tax equalization payments, which were paid in U.S. dollars, and amounts paid to Mr. de La Guéronnière, which were paid in Euros. For purposes of this table, all amounts paid in Swiss francs were converted to U.S. dollars at a rate of CHF 0.9137 to $1.00, and amounts paid in Euros were converted to U.S. dollars at a rate of EUR 0.8451 to $1.00, in each case the respective average exchange rate in 2021.

(2)
Mr. Kaltenbach’s 2021 compensation, as displayed in the Summary Compensation Table above, includes January 2021 equity grants for partial replacement compensation related to his prior employment, and pro rata equity grants for fiscal year 2021 upon his assumption of CEO responsibilities in April 2021, both of which were extraordinary one-time grants related to the company’s recent CEO transition. Excluding these grants, which is necessary for a proper understanding of Mr. Kaltenbach’s ordinary compensation structure, Mr. Kaltenbach’s total compensation in 2021 was $6,478,882, consisting of $819,073 in base salary, $1,333,876 in stock awards, $2,666,991 in option awards, $1,308,960 in non-equity incentive plan compensation, and $349,982 in all other compensation.

(3)
With respect to Mr. Filliol’s 2021 grant, this represents the grant date fair value of stock awards granted to directors. With respect to Mr. Kaltenbach, this represents the aggregate grant date fair value of restricted stock units he received in January 2021 for partial replacement compensation related to his prior employment, performance share units he received upon assuming CEO responsibilities in April 2021 that were pro rata for fiscal year 2021, and performance share units he received in November 2021 as part of the company’s ordinary grant cycle. For all other values in this column, this represents the aggregate grant date fair value of performance share units each individual received during the company’s ordinary grant cycle. Grant date fair values in all cases are computed in accordance with ASC 718. The valuation assumptions associated with such awards are discussed in Note 12 to the company’s consolidated financial statements included in the Form 10-K for the fiscal year ending December 31, 2021. The following table lists the value of each officer’s performance share unit awards assuming the highest level of performance conditions will be achieved:

Name	Month/Year (MM/YYYY)	Maximum Value of Award ($)
Patrick Kaltenbach	04/2021	1,555,900
	11/2021	2,667,753
Olivier A. Filliol	11/2020	3,720,353
	11/2019	3,720,700
Shawn P. Vadala	11/2021	881,121
	11/2020	796,258
	11/2019	796,834

COMPENSATION DISCUSSION AND ANALYSIS

Name	Month/Year (MM/YYYY)	Maximum Value of Award ($)
Peter Aggersbjerg	11/2021	521,355
	11/2020	519,182
	11/2019	520,512
Marc de La Guéronnière	11/2021	719,531
	11/2020	704,796
	11/2019	703,656
Gerhard Keller	11/2021	326,228
	11/2020	317,427
	11/2019	316,484

(4)
Represents the aggregate grant date fair value of stock option awards for each individual computed in accordance with ASC 718. The valuation assumptions associated with such awards are discussed in Note 12 to the company’s consolidated financial statements included in the Form 10-K for the fiscal year ending December 31, 2021.

(5)
Amounts shown are the annual cash incentive earned under the company’s POBS Plus incentive plan.

(6)
Includes tax equalization payments and other miscellaneous benefits as set out below. As described in the Compensation Discussion and Analysis above, the individuals do not receive any cash benefit from the tax equalization payments. The principle of the tax equalization is to leave the employee in exactly the same position (i.e., no better and no worse) as if they had not become subject to U.S. taxation on a portion of their income. As such, the Compensation Committee does not believe it is appropriate to include these tax equalization amounts when determining the employees’ compensation each year or in other calculations of an employee’s compensation, for example when comparing compensation between individuals or across compensation categories. Negative amounts represent payments by the individual to the company, for example as a result of lower Swiss taxes being due by virtue of the U.S. tax payments.

Miscellaneous personal benefits, none of which individually exceeds $25,000 in value unless otherwise stated, include children allowances, tax equalization calculation, the company’s contribution to certain Swiss insurances beyond what is available to all employees, the value of meals in the company cafeteria, the company’s contributions to individual retirement accounts, and allowances for expenses (in the case of Messrs. Kaltenbach, Filliol, Aggersbjerg, and Keller) and vehicles (in the case of Messrs. Vadala and de La Guéronnière). In Mr. Kaltenbach’s case, miscellaneous benefits include one-time relocation expenses of $47,046 in 2021. In Mr. Keller’s case, miscellaneous benefits include a one-time service anniversary award of $39,851 in 2021.
Name	Year	Tax Equalization	Retirement Contribution	Swiss Insurance	Allowances	Miscellaneous Benefits
Patrick Kaltenbach	2021	$70,500	$190,420	$22,731	$15,972	$50,359
Olivier A. Filliol	2021	57,962	51,358	6,046	4,268	11,248
	2020	2,535,818	205,433	24,053	17,073	15,237
	2019	1,422,570	205,433	23,916	17,073	22,046
Shawn P. Vadala	2021	n.a.	17,325	n.a.	10,000	0
	2020	n.a.	15,625	n.a.	10,000	0
	2019	n.a.	15,350	n.a.	10,000	0
Peter Aggersbjerg	2021	2,434	117,355	14,520	11,492	11,580
	2020	(17,966)	117,356	14,393	11,492	8,671
	2019	5,452	85,629	10,923	11,492	14,111
Marc de La	2021	n.a.	53,498	n.a.	15,956	0
Guéronnière	2020	n.a.	66,608	n.a.	15,956	0
	2019	n.a.	65,301	n.a.	15,956	0
Gerhard Keller	2021	(108,477)	82,958	11,001	11,492	53,477
	2020	299,288	82,756	10,855	11,492	11,297
	2019	130,000	81,171	10,582	11,492	16,738

(7)
Mr. Filliol’s 2021 compensation was for his service as CEO from January 1, 2021 through March 31, 2021 and, thereafter, for his service as a director on the board, which compensation was consistent with the director compensation program described in the earlier Director Compensation section. Specifically, for 2021, the Base Salary figure above reflects $60,000 in director fees and $229,455 in base salary for Mr. Filliol’s service as CEO. The Non-Equity Incentive Plan Compensation and All Other Compensation figures above relate to Mr. Filliol’s service as CEO, and the Stock Awards and Option Awards relate to his service on the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) [POBS Plus Cash Incentive]				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Threshold ($)	Target ($)	Maximum ($)	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Patrick Kaltenbach	0	437,780	1,483,200	01/25/2021				1,216	4,615	1,233.47	2,999,129
				04/01/2021	0	648	1,296		4,810	1,175.19	2,333,312
				11/04/2021	0	875	1,750		6,585	1,484.40	4,000,867
Olivier A. Filliol	0	114,727	388,697	11/04/2021				30	222	1,484.40	134,444
Shawn P. Vadala	0	181,800	636,300	11/04/2021	0	289	578		2,175	1,484.40	1,321,457
Peter Aggersbjerg	0	214,239	764,118	11/04/2021	0	171	342		1,285	1,484.40	781,115
Marc de La Guéronnière	0	133,333	475,556	11/04/2021	0	236	472		1,780	1,484.40	1,080,683
Gerhard Keller	0	151,445	540,153	11/04/2021	0	107	214		805	1,484.40	489,147

(1)
Represents the range of cash incentive payments possible under the company’s POBS Plus incentive plan in respect of the 2021 fiscal year. The maximum incentive possible is 169.4% of base salary for Messrs. Filliol and Kaltenbach, 157.5% of base salary for Mr. Vadala, and 160.5% of base salary for the other named officers. The target cash incentive is 50% of base salary for Messrs. Filliol and Kaltenbach and 45% of base salary for the other named officers. The actual incentive earned in each year is included in the “Summary Compensation Table” above. Mr. Filliol participated in the POBS Plus incentive plan for his performance as CEO for the period of January 1, 2021 through March 31, 2021.

(2)
Represents the range of stock awards possible under grants of performance share units made under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan (Amended and Restated Effective as of May 6, 2021). Based on satisfaction of the performance conditions these awards may increase up to the maximum (200% of the target) or decrease to zero. The number of units actually received will depend on the company’s total shareholder return relative to the total shareholder return of each of the other companies in the S&P 500 Healthcare Index and the S&P 500 Industrials Index. Total shareholder return will be measured over a three-year period beginning on the date of grant. Each unit received will be settled with one share of common stock shortly after the performance period closes.

(3)
With respect to Mr. Kaltenbach, represents a grant of restricted stock units made under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan (Amended and Restated Effective as of May 6, 2021). These restricted stock units vest in three equal annual installments starting on the first anniversary of the date of grant. With respect to Mr. Filliol, represents a grant of stock, which Mr. Filliol is required to retain for three years following the date of grant, made under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan (Amended and Restated Effective as of May 6, 2021).

(4)
Option awards made under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan (Amended and Restated Effective as of May 6, 2021). The option grants vest in five equal annual installments starting on the first anniversary of the date of grant.

(5)
The grant date fair value of each award has been computed in accordance with ASC 718. The performance share units had grant date fair values of $1,200.54 per share for the April 1, 2021 grant and $1,524.43 per share for the November 4, 2021 grant. The options had grant date fair values of $324.86 per share for the January 25, 2021 grant, $323.36 per share for the April 1, 2021 grant, and $405.01 per share for the November 4, 2021 grant. For the performance share units the company used a Monte Carlo model to determine fair value. For the options the company used the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of 6.3 years; a risk-free interest rate of 1.1%; a volatility rate of 25%; and no dividend yield. The actual value of the performance share units and stock options may significantly differ from that calculated by these models, and depends on the company’s relative share price performance and the excess of the market value of the common stock over the exercise price at the time of exercise, respectively.

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End
	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Patrick Kaltenbach							1,216	2,063,807	3,046	5,169,702
	0	4,615		$1,233.47	01/25/2021	01/25/2031
	0	4,810		$1,175.19	04/01/2021	04/01/2031
	0	6,585		$1,484.40	11/04/2021	11/04/2031
Olivier A. Filliol							4,874	8,272,202	7,398	12,555,960
	47,070	0		$244.99	11/07/2013	11/07/2023
	43,430	0		$263.62	11/06/2014	11/06/2024
	38,520	0		$312.36	11/05/2015	11/05/2025
	30,215	0		$397.95	11/03/2016	11/03/2026
			12,678	$397.95	11/03/2016	11/03/2026
	13,844	3,461		$671.60	11/02/2017	11/02/2027
	11,304	7,536		$595.31	11/08/2018	11/08/2028
	7,576	11,364		$720.81	11/07/2019	11/07/2029
	0	222		$1,484.40	11/04/2021	11/04/2031
Shawn P. Vadala							1,046	1,775,282	2,162	3,669,368
	1,620	0		$244.99	11/07/2013	11/07/2023
	3,040	0		$263.62	11/06/2014	11/06/2024
	3,230	0		$312.36	11/05/2015	11/05/2025
	2,595	0		$397.95	11/03/2016	11/03/2026
	1,420	355		$671.60	11/02/2017	11/02/2027
	2,424	1,616		$595.31	11/08/2018	11/08/2028
	1,624	2,436		$720.81	11/07/2019	11/07/2029
	561	2,244		$1,103.74	11/05/2020	11/05/2030
	0	2,175		$1,484.40	11/04/2021	11/04/2031
Peter Aggersbjerg							590	1,001,354	1,376	2,335,361
	928	232		$671.60	11/02/2017	11/02/2027
	1,371	914		$595.31	11/08/2018	11/08/2028
	1,060	1,590		$720.81	11/07/2019	11/07/2029
	366	1,464		$1,103.74	11/05/2020	11/05/2030
	0	1,285		$1,484.40	11/04/2021	11/04/2031
Marc							928	1,575,011	1,872	3,177,177
de La Guéronnière	1,173	0		$397.95	11/03/2016	11/03/2026
	2,636	659		$671.60	11/02/2017	11/02/2027
	2,151	1,434		$595.31	11/08/2018	11/08/2028
	1,432	2,148		$720.81	11/07/2019	11/07/2029
	495	1,980		$1,103.74	11/05/2020	11/05/2030
	0	1,780		$1,484.40	11/04/2021	11/04/2031
Gerhard Keller							435	738,286	844	1,432,445
	0	158		$671.60	11/02/2017	11/02/2027
	948	632		$595.31	11/08/2018	11/08/2028
	644	966		$720.81	11/07/2019	11/07/2029
	222	888		$1,103.74	11/05/2020	11/05/2030
	0	805		$1,484.40	11/04/2021	11/04/2031

(1)
Each of the options vests ratably over five years starting from the first anniversary of the date of grant, except the performance options granted to Mr. Filliol on November 3, 2016, which vested in full on March 1, 2022 after meeting the performance criteria of the company achieving at least 12% compound annual growth in its fully diluted earnings per share, subject to certain adjustments, between January 1, 2017 and December 31, 2021, and the options granted to Mr. Filliol on November 4, 2021, which vest ratably over two years starting from the first anniversary of the date of grant.

(2)
For all named executive officers except Mr. Kaltenbach, includes performance share units (PSUs) granted on November 8, 2018, which vested on January 7, 2022. For Messrs. Kaltenbach and Keller includes unvested restricted stock units (RSUs) as follows. Mr. Kaltenbach’s RSUs vest ratably over three years from the first anniversary of the date of grant. Mr. Keller’s RSUs vest ratably over five years from the first anniversary of the date of grant. The market value figures shown above are calculated using the closing share price of $1,697.21 on December 31, 2021.

COMPENSATION DISCUSSION AND ANALYSIS

Name	Grant Type	Grant Date	Unvested Units (#)
Patrick Kaltenbach	RSU	01/25/2021	1,216
Gerhard Keller	RSU	11/02/2017	25

(3)
Includes PSUs that have a three-year performance period from the grant date and vest each January following satisfaction of the performance criteria. Unearned units shown are the maximum award possible under each grant. The market value figures shown above are calculated using the closing share price of $1,697.21 on December 31, 2021.

Name	Grant Type	Grant Date	Unearned Units (#)
Patrick Kaltenbach	PSU	04/01/2021	1,296
	PSU	11/04/2021	1,750
Olivier A. Filliol	PSU	11/07/2019	4,632
	PSU	11/05/2020	2,766
Shawn P. Vadala	PSU	11/07/2019	992
	PSU	11/05/2020	592
	PSU	11/04/2021	578
Peter Aggersbjerg	PSU	11/07/2019	648
	PSU	11/05/2020	386
	PSU	11/04/2021	342
Marc de La Guéronnière	PSU	11/07/2019	876
	PSU	11/05/2020	524
	PSU	11/04/2021	472
Gerhard Keller	PSU	11/07/2019	394
	PSU	11/05/2020	236
	PSU	11/04/2021	214
Option Exercises and Stock Vested in Fiscal 2021
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Net Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick Kaltenbach	—	—	—	—
Olivier A. Filliol	59,930	78,466,997	2,252	2,785,701
Shawn P. Vadala	4,135	4,764,652	287	355,016
Peter Aggersbjerg	—	—	292	373,357
Marc de La Guéronnière	2,669	3,168,167	386	477,478
Gerhard Keller	1,137	821,347	70	102,954
Payments Upon Termination or Change in Control
The named executive officers are not entitled to any payment upon a change in control or upon termination of employment, regardless of the type of termination.
The company may terminate the employment of each of the named executive officers after giving the requisite 6-12 months’ notice, except for Mr. Filliol as further explained in the amendment agreement, which the company and Mr. Filliol executed on December 14, 2020. Named executive officers continue receiving their base salary, cash incentive, and benefits during the contractual notice period. Equity grants continue to vest as scheduled so long as an individual remains employed. Named executive officers forfeit unvested equity grants, and vested equity grants in a termination for cause, on the last day of employment.

COMPENSATION DISCUSSION AND ANALYSIS

Stock option grants to the named executive officers do not accelerate and do not vest automatically upon a change in control, except for option grants made in 2017 for Mr. Filliol and Mr. Vadala. The table below shows the value of those options that are still subject to accelerated vesting, assuming a change of control event occurred as of December 31, 2021. The expense associated with this acceleration is the same as absent a change in control, but would be incurred by the company earlier than over the normal course of the vesting period. The values shown below are calculated as the difference between $1,697.21, the share price on December 31, 2021, and the respective exercise price.
Name	Net Value of Accelerated Unvested Stock Options
Patrick Kaltenbach	$0
Olivier A. Filliol	3,549,636
Shawn P. Vadala	364,092
Peter Aggersbjerg	0
Marc de La Guéronnière	0
Gerhard Keller	0
A prorated portion of performance share units granted to named executive officers in 2019 and 2020, whose vesting is described in the Compensation Discussion and Analysis above, would vest based upon the actual performance level achieved through the date of a change in control. Assuming a change of control event occurred as of December 31, 2021 that resulted in consideration per share equal to the share price on December 31, 2021 and the highest level of performance conditions were achieved, the named executive officers would receive the following values for their performance share units: Mr. Kaltenbach $0; Mr. Filliol $6,805,812; Mr. Vadala $1,457,338; Mr. Aggersbjerg $951,569; Mr. de La Guéronnière $1,287,617; and Mr. Keller $579,314.

COMPENSATION COMMITTEE REPORT

The Compensation Committee assists the board in reviewing and monitoring the compensation of the company’s executives. The Compensation Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance.”
The Compensation Committee is responsible for establishing compensation arrangements that allow the company to retain, attract, and motivate employees. The Compensation Committee reviews the company’s total compensation budget, and sets the annual compensation of the company’s executive officers, including the Chief Executive Officer. It also evaluates and sets the compensation of the directors. In carrying out its duties, the Compensation Committee receives input and recommendations from the Board Chair, Head of Human Resources, and the Chief Executive Officer regarding the amount and form of executive and director compensation.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. On the basis of such review and discussions, the Compensation Committee recommended to the Board of Directors, and the board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted by the members of the
Compensation Committee:
Thomas P. Salice, Chair
Richard Francis
Michael A. Kelly

PROPOSAL THREE:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the shareholders of the company are entitled to vote at the annual meeting to approve the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act.
As described more fully in the Compensation Discussion and Analysis section of this proxy statement and accompanying tables and narratives, our compensation program consists of three main elements: base salary, an annual cash incentive, and long-term incentive compensation. Our goal is to ensure that the three main elements of compensation are carefully considered and fair, and that executives are motivated to further the interests of shareholders, both short-term and long-term. The company has in the past sought approval from shareholders regarding the incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans, including the POBS Plus Incentive System for Group Management and the 2013 Equity Incentive Plan (Amended and Restated Effective as of May 6, 2021), make up a majority of the pay that the company provides to our executives.
We have a long track record of delivering superior results for our shareholders. In the 20-year period ending December 31, 2021, the company’s total return to shareholders has been 3173%, compared with 517% for the S&P 500. Our executive compensation programs have played a material role in our ability to drive strong financial results and attract and retain a highly qualified team to run the company.
We believe our executive compensation programs are transparent, consistent with current best practices, appropriately benchmarked to peers, and effective in supporting our company and our business objectives.
•
Our compensation programs are substantially tied to the achievement of key business objectives and to long-term shareholder returns.

•
Both our short-term and our long-term incentives are performance-based.

•
Our short-term incentives include ESG targets.

•
Performance is objectively measured.

•
Targets are set at challenging levels.

•
Stock options granted to executives have a ten-year term and vest over five years, which helps management focus on sustainable and long-term value creation.

•
We carefully monitor the compensation of executives from companies of similar size and complexity to help us to ensure our programs are within the range of market practices.

The company seeks your advisory vote on our executive compensation programs. Shareholder advisory votes on our executive compensation programs will occur annually. After the 2022 Annual Meeting of Shareholders, the next such shareholder advisory vote will occur at the 2023 Annual Meeting of Shareholders. We ask that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables and narratives contained in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors. However, the board will review the voting results and take such results into consideration when making future decisions regarding executive compensation. An abstention shall not count as a vote cast with respect to this proposal. We ask our shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation and disclosure rules of the Securities and Exchange Commission.

SHARE OWNERSHIP

This table shows how much of the company’s common stock is owned by directors, executive officers, and owners of more than 5% of the company’s common stock as of the record date March 7, 2022 (December 31, 2021 in the case of 5% shareholders):
	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
5% Shareholders:
The Vanguard Group	2,516,278	11.0%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	2,027,377	8.8%
55 East 52nd Street New York, NY 10055
WCM Investment Management.	1,475,820	6.4%
281 Brooks Street Laguna Beach, CA 92651
	Direct	Indirect(2)	Total
	Number			Percent
Directors:
Robert F. Spoerry(3)	238,238	32,470	270,708	1.2%
Wah-Hui Chu(4)	3,831	8,320	12,151	*
Domitille Doat-Le Bigot	71	158	229	*
Olivier A. Filliol	21,183	179,459	200,642	*
Elisha W. Finney	226	1,566	1,792	*
Richard Francis	463	2,398	2,861	*
Michael A. Kelly	1,587	6,212	7,799	*
Thomas P. Salice(5)	76,965	4,728	81,693	*
Named Executive Officers:
Patrick Kaltenbach	455	1,885	2,340	*
Shawn P. Vadala	4,900	15,714	20,614	*
Peter Aggersbjerg	0	2,725	2,725	*
Marc de La Guéronnière	928	7,887	8,815	*
Gerhard Keller	480	1,814	2,294	*
All Directors and Executive Officers as a Group (14 persons):	349,765	277,072	626,837	2.8%

*
The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares.

(1)
Calculations of percentage of beneficial ownership are based on 22,735,590 shares of common stock outstanding on March 7, 2022. Information regarding 5% shareholders is based solely on Schedule 13Gs filed by the holders. For the directors and officers, the calculations assume the exercise by each individual of all options for the purchase of common stock held by such individual that are exercisable within 60 days of the date hereof.

(2)
Represents shares subject to stock options that are exercisable within 60 days.

(3)
Includes 221,826 shares held by Mr. Spoerry’s children (with respect to which Mr. Spoerry has beneficial ownership, including full voting and dispositive control) and 10,000 shares held by Mr. Spoerry’s spouse.

(4)
Includes 1,000 shares held by M&W Consultants Limited, in which Mr. Chu has voting and investment power.

(5)
Includes 23,555 shares held by a family foundation and over which Mr. Salice shares voting and investment power with his spouse as trustees, and 19,427 shares owned by a limited liability company in which Mr. Salice has voting and investment power. Mr. Salice disclaims beneficial ownership of the shares held by the family foundation and the limited liability company except to the extent of his pecuniary interests therein.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised of Messrs. Salice, Francis, and Kelly, none of whom were officers or employees of the company or its subsidiaries or had any relationship requiring disclosure by the company under Item 404 of the Securities and Exchange Commission’s Regulation S-K during 2021. No interlocking relationship exists between the members of Mettler-Toledo’s Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the company’s executive officers and directors, and persons who own more than 10% percent of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and The New York Stock Exchange. Executive officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms we received, or written representations from certain reporting persons, we believe that in the last fiscal year all filing requirements applicable to our executive officers and directors, and greater than 10% shareholders, were complied with except the filing of a Form 4 on November 17, 2021 reporting a stock sale by Mr. Aggersbjerg made on February 8, 2021, and the filing of a Form 4 on November 23, 2021 reporting an option exercise and stock sale by Christian Magloth, Head of Human Resources, on November 10, 2021.
Availability of Form 10-K and Annual Report to Shareholders
The company’s Annual Report to shareholders for the fiscal year ended December 31, 2021, including consolidated financial statements, accompanies this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.
The Annual Report is available on the company’s website at www.mt.com under “About Us / Investor Relations / Annual Report.” Upon written request, the company will furnish, without charge, to each person whose proxy is being solicited a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC. Requests in writing for copies of any such materials should be directed to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, Ohio 43240-2020, USA, telephone +1 614 438 4748.
Electronic Delivery of Annual Report and Proxy Statement
If you wish to receive future annual reports, proxy statements and other materials, and shareholder communications electronically via the Internet, please follow the directions on your proxy card for requesting such electronic delivery. An election to receive materials electronically will continue until you revoke it. You will continue to have the option to vote your shares by mail, by telephone, or via the Internet.
How to Submit Shareholder Proposals
Shareholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be considered, proposals must be submitted on a timely basis. We must receive proposals for next year’s annual meeting no later than November 15, 2022. Proposals and questions related thereto should be submitted in writing to the Secretary of the company. Proposals may be included in the proxy statement for next year’s annual meeting if they comply with certain rules and regulations promulgated by the SEC and in connection with certain procedures described in our by-laws, a copy of which may be obtained from the Secretary of the company. Any proposal submitted outside the processes of these rules and regulations will be considered untimely for the purposes of Rule 14a-4 and Rule 14a-5.

ADDITIONAL INFORMATION

Expenses of Solicitation
The cost of soliciting proxies will be borne by the company. In addition to the solicitation of proxies by use of the mail, some of our officers, directors, and employees, none of whom will receive additional compensation therefore, may solicit proxies in person or by Internet or other means. As is customary, we will, upon request, reimburse brokerage firms, banks, trustees, nominees, and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.
Delivery of Documents to Shareholders Sharing an Address
If you are the beneficial owner, but not the record holder, of shares of METTLER TOLEDO stock, your broker, bank, or other nominee may only deliver one copy of this proxy statement and our 2021 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2021 annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report should submit this request by writing to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA or by calling +1 614 438 4748. Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.
Other Matters
We know of no other matter to be brought before the annual meeting. If any other matter requiring a vote of the shareholders should come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to any such matter in accordance with their reasonable judgment.

METTLER-TOLEDO INTERNATIONAL INC. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card Your vote matters — here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59pm, Eastern Time, on May 4, 2022. Online Go to www.investorvote.com/MTD or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/MTD IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. ELECTION OF DIRECTORS For Against  Abstain For Against  Abstain For Against  Abstain + 1.1 — Robert F. Spoerry 1.4 — Olivier A. Filliol 1.7— Michael A. Kelly 1.2 — Wah-Hui Chu 1.5 — Elisha W. Finney 1.8 — Thomas P. Salice 1.3 — Domitille Doat-Le Bigot 1.6 — Richard Francis 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC For Against  Abstain 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION For Against  Abstain ACCOUNTING FIRM Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

You can view the 2021 Annual Report to Stockholders and the 2022 Proxy Statement on the Internet at: www.mt.com/proxyonline Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/MTD q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Mettler-Toledo International Inc. + Notice of 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 5, 2022 The undersigned hereby appoints Robert F. Spoerry and Shawn P. Vadala, and each of them, Proxies for the undersigned, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held on May 5, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the Proxies according to the directions marked on the reverse side. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) CNon-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +